Exhibit 2.2



                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                               FORT WORTH DIVISION

IN RE:                                      ss.
                                            ss.
INSPIRE INSURANCE SOLUTIONS, INC.,          ss.        CASE NO.  02-41228-DML
and INSPIRE CLAIMS MANAGEMENT,              ss.
INC.,                                       ss.        Chapter 11
                                            ss.
DEBTORS.                                    ss.        (Jointly Administered)


                          DISCLOSURE STATEMENT FOR THE
           PLAN OF REORGANIZATION OF INSPIRE INSURANCE SOLUTIONS, INC.
                       AND INSPIRE CLAIMS MANAGEMENT, INC.








                                         JENKENS & GILCHRIST,
                                         A Professional Corporation
                                         1445 Ross Avenue, Suite 3200
                                         Dallas, Texas  75202-2799
                                         Telephone:  (214) 855-4500
                                         Telecopy:   (214) 855-4300

                                         Attorneys for Inspire Insurance
                                         Solutions, Inc., and Inspire
                                         Claims Management, Inc.





DATED:   August 26, 2002
         Fort Worth, Texas

         THIS DISCLOSURE STATEMENT FOR THE PLAN OF REORGANIZATION OF INSPIRE INSURANCE SOLUTIONS, INC. AND INSPIRE CLAIMS MANAGEMENT, INC. (THIS "DISCLOSURE STATEMENT") HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF TITLE 11 OF THE UNITED STATES CODE ON BEHALF OF INSPIRE INSURANCE SOLUTIONS, INC. ("INSPIRE") AND INSPIRE CLAIMS MANAGEMENT, INC. ("ICM") (COLLECTIVELY, THE "DEBTORS") AND DESCRIBES THE TERMS AND PROVISIONS OF THE PLAN OF REORGANIZATION OF INSPIRE INSURANCE SOLUTIONS, INC. AND INSPIRE CLAIMS MANAGEMENT, INC. (THE "PLAN"), IN THE CASES PENDING BEFORE THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF TEXAS, FORT WORTH DIVISION (THE "BANKRUPTCY COURT"), UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE (THE "BANKRUPTCY CODE"). THE PLAN, FILED AUGUST 26, 2002, PROPOSES THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE DEBTORS. A COPY OF THE PLAN IS ATTACHED HERETO AS EXHIBIT A.

         ALL CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASSIGNED TO THEM IN ARTICLE II OF THE PLAN.


         THE INFORMATION CONTAINED HEREIN HAS BEEN PREPARED BY THE DEBTORS IN GOOD FAITH, BASED UPON INFORMATION AVAILABLE TO THE DEBTORS. NOT ALL OF THE INFORMATION HEREIN CONCERNING THE PLAN HAS BEEN THE SUBJECT OF A VERIFIED AUDIT. ALL FINANCIAL INFORMATION WAS COMPILED FROM THE RECORDS OF THE DEBTORS. THE DEBTORS BELIEVE THAT THIS DISCLOSURE STATEMENT COMPLIES WITH THE REQUIREMENTS OF THE BANKRUPTCY CODE.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE OF THIS DISCLOSURE STATEMENT AND THE DATE THE FACTS RELIED UPON IN PREPARATION OF THIS DISCLOSURE STATEMENT WERE COMPILED.

         THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY A PARTY, BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON HOLDERS OF CLAIMS OR INTERESTS.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

Disclosure Statement                                                      Page i

         THE DESCRIPTION OF THE PLAN CONTAINED IN THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN ITSELF, WHICH IS INCLUDED AS AN EXHIBIT HERETO. EACH PARTY IS ENCOURAGED TO READ, CONSIDER, AND CAREFULLY ANALYZE THE TERMS AND PROVISIONS OF THE PLAN.

         THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE COURT, DATED ___________________, AS CONTAINING INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE A HYPOTHETICAL REASONABLE INVESTOR TYPICAL OF HOLDERS OF CLAIMS OR INTERESTS OF RELEVANT CLASSES TO MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN. THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION BY THE COURT EITHER FOR OR AGAINST THE PLAN.

         BALLOTS MAY ACCOMPANY THIS DISCLOSURE STATEMENT FOR USE IN VOTING ON THE PLAN.

         THE COURT HAS SCHEDULED A HEARING ON CONFIRMATION OF THE PLAN TO COMMENCE ON ________________, AT ____ _.M. THAT HEARING WILL BE HELD AT 501 WEST 10TH STREET, FORT WORTH, TEXAS, BEFORE THE HONORABLE D. MICHAEL LYNN. THE HEARING ON CONFIRMATION MAY BE ADJOURNED FROM TIME TO TIME BY THE COURT WITHOUT FURTHER NOTICE, EXCEPT FOR AN ANNOUNCEMENT MADE AT THE HEARING OR ANY ADJOURNMENT THEREOF.


Disclosure Statement                                                     Page ii



                                TABLE OF CONTENTS


I.  INTRODUCTION..................................................................................................1


II. GENERAL INFORMATION AND BACKGROUND............................................................................1


         A.       Business Overview of the Debtors................................................................1


         B.       Events Leading to Bankruptcy....................................................................2


         C.       Events Since Bankruptcy.........................................................................2


         D.       Litigation......................................................................................6


III. SUMMARY OF THE DEBTORS' PLAN.................................................................................8


         A.       Description of Chapter 11.......................................................................8


         B.       Classification of Claims........................................................................9

                  1.       Unclassified Claims....................................................................9
                  2.       Classified Claims......................................................................9

         C.       Treatment Of Claims............................................................................10

                  1.       Unclassified Claims...................................................................11
                  2.       Classified Claims.....................................................................11

         D.       Means of Plan Implementation...................................................................12

                  1.       Terms of the Sale.....................................................................12
                  2.       Unexpired Leases and Executory Contracts..............................................13
                  3.       Trust.................................................................................14
                  4.       Distributions.........................................................................14
                  5.       Claim Objections......................................................................15
                  6.       Litigation............................................................................15

         E.       Effects of Confirmation........................................................................15

                  1.       Discharge.............................................................................15
                  2.       Substantive Consolidation.............................................................16
                  3.       Retention of Jurisdiction.............................................................16

IV. RISK FACTORS TO BE CONSIDERED................................................................................18


         A.       Contingencies Related to the Sale of Assets....................................................18


         B.       Amount of Claims...............................................................................18


V. FEDERAL INCOME TAX CONSIDERATIONS OF THE PLAN TO UNSECURED CREDITORS..........................................19



Table of Contents                                                                                          Page iii

VI. ACCEPTANCE AND CONFIRMATION OF THE PLAN......................................................................20


         A.       Confirmation Hearing...........................................................................20


         B.       Requirements to Confirmation...................................................................20


         C.       Acceptance of the Plan.........................................................................21


         D.       Alternatives to Confirmation...................................................................22

                  1.       Continuation of Cases.................................................................22
                  2.       Chapter 7 Liquidation.................................................................22

VII. VOTING INSTRUCTIONS.........................................................................................23


         A.       Ballots and Voting Procedures..................................................................23


         B.       Parties Entitled to Vote.......................................................................24


         C.       Vote Required for Class Acceptance of the Plan.................................................24


Exhibit A - Plan of Reorganization of Inspire Insurance Solutions, Inc. and Inspire Claims Management, Inc.

Exhibit B - Letter of Intent with CGI Group, Inc.

Exhibit C - 10K



Table of Contents                                                                                                            Page iv

                                       I.

                                  INTRODUCTION

Purpose of this Disclosure Statement

         The Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code on February 15, 2002. On or about August 26, 2002, the Debtors filed the Plan. The Plan provides for the reorganization of the Debtors in accordance with the Bankruptcy Code. This Disclosure Statement has been prepared by the Debtors for the purpose of disclosing information which the Bankruptcy Court has determined is material, important, and necessary for parties entitled to vote on the Plan to arrive at an informed decision with respect to the Plan.

         Confirmation of the Plan will be facilitated by the receipt of a sufficient number of votes in favor of the Plan. Accordingly, if you hold Claims in impaired Classes, your vote is important.

         IF THE PLAN IS NOT CONFIRMED, THE DEBTORS MAY BE REQUIRED TO LIQUIDATE ALL OF THEIR ASSETS ON A PIECEMEAL BASIS. THE DEBTORS BELIEVE THAT, IN A LIQUIDATION, CREDITORS WOULD RECEIVE PROPERTY OF A VALUE THAT IS SUBSTANTIALLY LESS THAN THE VALUE OF THE PROPERTY THAT SUCH HOLDERS WOULD RECEIVE UNDER THE PLAN. ACCORDINGLY, THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN WOULD BE IN THE BEST INTERESTS OF CREDITORS AND RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

         ALL CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASSIGNED TO THEM IN OF THE PLAN.


                                      II.

                       GENERAL INFORMATION AND BACKGROUND

A.       Business Overview of the Debtors

         The Debtors are Texas corporations that were formed in April 1995. The Debtors are a leading provider of policy and claims administration outsourcing and software solutions to the property and casualty ("P&C") insurance industry. The Debtors' outsourcing services, which generally are provided for a fee that is calculated using a percentage of premium written, an amount per policy in force, and/or a claims incurred basis, include application of underwriting and rating criteria defined by the insurer, policy issuance, policyholder mailings, customer service, billing and collections, claims adjusting and processing, and information technology ("IT") services. The Debtors also provide software and software services to the P&C insurance industry. These products include policy and claims administration systems, including systems that increase the productivity of insurers by automating certain functions, such as workflow management, underwriting rules and guidelines, document production, and rating algorithms. The Debtors utilize these same systems, which run on a variety of

Disclosure Statement                                                      Page 1
platforms, to provide outsourcing solutions. Software sales typically include a software license fee, implementation services fees, and ongoing software maintenance fees.

B.       Events Leading to Bankruptcy

         The Debtors filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code in the Northern District of Texas in Fort Worth on February 15, 2002 (the "Petition Date"). Prior to the filing, the Debtors had developed an infrastructure that enabled them to grow revenue to several million dollars. For various reasons, the Debtors were not able to maintain the projected sales, thereby resulting in excess infrastructure. The Debtors had hoped to obtain additional cash by the end of 2001 through a rights offering but, given the financial environment that existed after September 11, 2001, were unable to complete this process. As a result, the Debtors were forced to seek protection under chapter 11 of the Bankruptcy Code.

C.       Events Since Bankruptcy

         The following is a summary of the significant events that occurred since the Debtors filed for bankruptcy protection. The Debtors maintain copies of certain pleadings on the company's website (www.nspr.com), and all pleadings may be viewed at the Bankruptcy Court, 510 West 10th Street, Fort Worth, Texas.

         1.       Commencement of the Cases

         Since February 15, 2002, when the Debtors filed for relief under chapter 11 of the Bankruptcy Code, the Debtors have been operating as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code, which enables them to continue operating their businesses while they attempt to reorganize. Under the Local Rules of the Bankruptcy Court, the Debtors' bankruptcy cases have been designated as "Complex Chapter 11 Bankruptcy Cases," which establishes certain procedures for streamlining the reorganization process.

         The Debtors filed their Schedules on March 18, 2002, which were amended on August 22, 2002. The Schedules summarize the Debtors' assets and liabilities as of the Petition Date and describe certain pre-petition financial information. The Schedules have been derived from the Debtors' books and records but have not been audited, and their accuracy cannot be guaranteed.

         The first meeting of creditors, held pursuant to section 341 of the Bankruptcy Code, occurred on March 27, 2002, at which time creditors were allowed to question representatives of the Debtors.

         2.       "First Day Pleadings"

         Immediately after commencement of these cases, the Debtors filed several "First Day Pleadings," and thereafter, the Bankruptcy Court entered the following orders:

         o        Order Granting Complex Chapter 11 Bankruptcy Case Treatment

         o Order Granting Motion for Joint Administration of Cases Pursuant to Fed. R. Bankr. P. 1015(b)

Disclosure Statement                                                      Page 2

         o Order Granting Debtors' Motion for Extension of Time in Which to File the Schedules and Statement of Affairs

         o Order Granting Debtors' Application and Authorizing Debtors to Employ Jenkens & Gilchrist, a Professionals Corporation, as Attorneys for Debtors and Debtors-In-Possession

         o Order Granting Debtors' Motion for an Administrative Order Pursuant to 11 U.S.C.ss.ss.105(a) and 331 Establishing
                  Procedures for Interim Compensation and Reimbursement of Expenses of Professionals

         o Order Granting Debtors' Motion to Establish Notice Procedures Pursuant to Fed. R. Bankr. P. 2002 and 9006

         o        Order Granting  Debtor's  Motion Pursuant to Fed. R. Bankr. P.
                  2002 for Order Approving Notice by Publication

         o Order Granting Debtors' Motion Pursuant to 11 U.S.C.ss.ss.105(a) and 363(c) for Order Authorizing Payment in the Ordinary Course of Business of Prepetition Wages, Salaries, Employee Benefits and Reimbursable Business Expenses

         o Order on Debtors' Motion for Order, Under 11 U.S.C.ss.ss.363, 1107(a) and 1108(a) Authorizing (i) Maintenance of Existing Bank Accounts and Cash Management System, (ii) Continued Functioning as Signatory on Customer Accounts; and (iii) Continued Use of Existing Business Forms

         The orders permitted the Debtors to continue those operations necessary for an effective transition into bankruptcy.

         3.       Appointment of Committee

         On March 14, 2002, the Office of the United States Trustee (the "UST") appointed the following creditors as members of the Official Committee of Unsecured Creditors (the "Committee") in these cases:

         Recon Administrative Services
         TXU Energy
         Witherspoon & Associates, Inc.

         Later, the UST approved eAutoclaims.com, Inc. as an additional member of the Committee.

Disclosure Statement                                                      Page 3

         4.       Retention of Professionals

         The Debtors employed Jenkens & Gilchrist, A Professional Corporation, as bankruptcy counsel, and KPMG, LLP, as accountants and financial advisors. Contact information for the Debtors' bankruptcy counsel is set forth below:

                  Lynnette R. Warman
                  John N. Schwartz
                  Mark Alfieri
                  Martha Allen
                  Jenkens & Gilchrist
                  A Professional Corporation
                  1445 Ross Avenue, Suite 3200
                  Dallas, Texas 75202-2799
                  Telephone:  (214) 855-4500
                  Facsimile:  (214) 855-4300

         The Committee employed Forshey & Prostok, LLP, as bankruptcy counsel, and Lain, Faulkner & Co., as accountants and financial advisors. The Committee's professionals represent the Committee only and not any individual creditor. Contact information for the Committee's bankruptcy counsel is set forth below:

                  J. Robert Forshey
                  Jeff P. Prostok
                  Forshey & Prostok, LLP
                  777 Main Street, Ste. 1285
                  Fort Worth, Texas 76102
                  Telephone:        (817) 877-8855
                  Facsimile:        (817) 877-4151

         5.       Restructuring of  Unexpired Leases and Executory Contracts

                  (a) Generally

         Since the Petition Date, as part of the process of streamlining their operations, the Debtors rejected numerous unexpired leases relating to real and personal property, along with a variety of executory contracts, that were determined to be burdensome or unnecessary. In addition, the Debtors were able to restructure and assume certain leases and contracts that were determined to be beneficial to the Debtors' operations. Under the Plan, most of the Debtors' leases and contracts will be assumed and assigned to a third party purchaser, while the remaining agreements will be rejected.

         The Debtors may assume or reject executory contracts and unexpired leases of personal property prior to the confirmation hearing, and the deadline to assume or reject unexpired leases of nonresidential real property is currently September 15, 2002; however, the Debtors have requested that the Bankruptcy Court extend this deadline to November 30, 2002.

Disclosure Statement                                                      Page 4

                  (b)  Arrowhead

         Among the contracts that the Debtors restructured was the contract with Arrowhead Management Inc. ("Arrowhead"), one of its principal clients. Prior to the Petition Date, ICM provided certain policy processing and administration services to Arrowhead pursuant to a Policy Administration Services Agreement, dated December 1, 1998. After the Petition Date, ICM wished to assume and assign the claims processing process related its personal automobile business to Arrowhead, and both sides desired to restructure the relationship.

         Thereafter, the parties restructured pre-bankruptcy contracts and obtained Bankruptcy Court approval for the new arrangement.

         6.       Employment Issues

         On July 19, 2002, the Bankruptcy Court approved the Debtors' key employee retention plan (the "KERP"). The KERP entitled certain key employees of the Debtors to receiving retention bonuses ranging from 9% to 15% of their salary. Such bonuses are be payable only if the employees continue to be employed by the Debtors, and the payments are to be spread out to encourage the employees to maintain their employment.

         7.       Sale of Assets

         Subsequent to the bankruptcy filings, the Debtors assessed whether they could reorganize their business as a stand-alone entity. After such analysis, the Debtors determined, within their sound business judgment, that a sale of substantially all of the Debtors' assets would provide the best recovery for the Debtor's creditors and the estates. For several months, the Debtors aggressively marketed the assets. More serious negotiations were conducted with two prospective purchasers, and ultimately, the Debtors selected one entity that has shown a willingness to negotiate terms of a purchase agreement which, in the belief of the current management of the Debtors, accurately reflects the current market value of the assets of the Debtors.

         In addition to attempting to orchestrate a deal to sell substantially all of the Debtors' assets, the Debtors have sold a number of miscellaneous assets that were not considered to be necessary for the Debtors' restructuring efforts.

         8.       Internal Operational Changes

         The Debtors also initiated various internal changes to make their operations more efficient by attempting to eliminate the excess infrastructure with a minimum of disruption to its business. The restructuring process includes the following initiatives:

         o Enhance the Customer Advocacy Program to ensure that customer expectations are fully met.
         o Communicate a detailed 2002-2003 business plan under which the Debtors plan to attain profitability. The plan included renegotiating certain equipment leases, property leases, and other fixed expenses to reduce overhead burdens.

Disclosure Statement                                                      Page 5

         o Document and make available customer-specific Business Continuity Plans that include software escrow agreements, applications support plans, production data access plans, and arrangements with third party vendors.
         o Reinvigorate new business initiatives by establishing strategic partnership opportunities that will enable the Debtors to secure new contracts.

D.       Litigation

         1.       Pre-Bankruptcy

         From time to time, the Debtors are involved in lawsuits that are considered to be in the ordinary course of business. The following is a summary of the significant lawsuits that the Debtors were involved in prior to the Petition Date.

                  (a)  Sul America

         In December 1997, the Debtors entered into a contract with Sul America Cia Nacional de Seguros ("Sul America") to provide a license (now known as INSideoutSM) and other software products, and software services for the implementation of such products. In conjunction with this contract, the Debtors were required to arrange a surety to provide Sul America with a performance bond in the amount of $3.7 million, the proceeds of which could be used in the event that INSpire did not fulfill its obligations under the contract. The contract was segregated into three phases of deliverables, two of which have been accepted and paid for in the amount of $2.5 million by Sul America. In August 1999, Sul America terminated its contract with the Debtors, and demanded payment under the performance bond. Under its agreement to indemnify the surety against losses under the performance bond, the Debtors arranged an irrevocable standby letter of credit in October 1999 with Bank of America, N.A. in the amount of $3.7 million, which expired on September 1, 2000.

         On December 21, 1999, INSpire filed a lawsuit in the 8th Civil Court of Rio de Janeiro (INSpire Insurance Solutions, Inc. vs. Sul America Seguros S.A. and INA Seguradora S.A. (99.001.175.210-6)), requesting a preliminary injunction, which was granted in January 2000, to restrict Sul America from drawing down on a performance bond.

         Sul America filed a motion for relief from the automatic stay in the Bankruptcy Court requesting the right to continue the litigation and to obtain payment on the performance bond. The Debtors have objected to this request, and the Committee has filed an objection to the claim of Sul America.

                  (b)  Shareholder Class Actions

         On December 3, 1999, a shareholder class action lawsuit was filed in the United States District Court for the Northern District of Texas on behalf of all purchasers of the Debtors's common stock during the period between January 28, 1998 and October 14, 1999 (Southland Securities Corporation et al. v. INSpire Insurance Solutions, Inc. et. al., (7-99CV-243-R)). The named defendants include the Debtors, certain officers and directors of the Debtors, and Millers

Disclosure Statement                                                      Page 6

Insurance. The complaint alleged violations under sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making false and misleading statements and failing to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The plaintiff sought monetary damages and interest.

         Two additional shareholder class action lawsuits, nearly identical to the one described above, were filed against the Debtors in the United States District Court for the Northern District of Texas: Larry Altobell and Lawrence
J. Miller et. al. v. INSpire Insurance Solutions, Inc. et. al., (7-99CV-248-R) filed on December 16, 1999, and Stacy B. and Rhonda K. Lofton et. al. v. INSpire Insurance Solutions, Inc. et. al., (7-00CV-001-R) filed on January 3, 2000. The lawsuits were filed in the Wichita Falls Division. They have been consolidated, lead plaintiffs and counsel have been appointed, and the consolidated action was transferred to the Fort Worth Division. The Debtors, together with the other defendants, filed a motion to dismiss. In March 2001, the Court granted the Debtors' motion to dismiss. As a result, an order was entered dismissing the case without prejudice and giving the plaintiffs leave to amend their lawsuit. In June 2001, this suit was refiled. This matter was again dismissed with prejudice and without the right to re-plead in April, 2002. The Plaintiffs have appealed the matter to the United States Court of Appeals for the Fifth Circuit.

         The Debtors will continue to contest these lawsuits, but in the event that the plaintiffs obtain a judgment, the Debtors believe that such claims should be subordinated pursuant to section 510(b) of the Bankruptcy Code.

                  (c)  Benchmark General

         On May 14, 2001, Benchmark General Agency filed suit against Inspire in the 101st Judicial District Court of Dallas County, Texas, seeking damages for breach of contract. The suit alleges that Inspire failed to successfully implement a system conversion and, as a result, Benchmark suffered damages for costs incurred and loss of business. Inspire has asserted claims for past-due monies due Inspire for the sale of the system and costs involved in the implementation. Inspire believes that it successfully fulfilled its obligations and is defending the suit while pursuing recovery of all amounts due under the contract.

                  (d)  Claims Adjuster Class Action

         On July 17, 2001, a class action lawsuit brought on behalf of claims adjusters allegedly employed by the Debtors was filed against the Debtors in the Superior Court of California, County of San Diego. The plaintiffs seek to recover overtime compensation allegedly earned but not paid by the Debtors during their employment or upon their departure, as well as civil statutory penalties.

                  (e)  Shelia and Jamie Codova

         On January 18, 2002 Shelia and Jamie Codova filed suit in the Second Judicial District Court, County of Bernalillo, New Mexico against the Debtors and other parties for emotional distress as a result of their automobile claim allegedly not being handled properly. The dispute arose over the value of the plaintiff's automobile and whether it was a total loss. The plaintiff is seeking


Disclosure Statement                                                      Page 7

$50,000, plus punitive damages and costs. At this time the Debtors cannot predict the outcome of this litigation and intends to vigorously defend this action.

         2.       Post-Bankruptcy

         In addition to these lawsuits that were commenced prior to the bankruptcy, chapter 5 of the Bankruptcy Code creates certain causes of action that a debtor may pursue, including preferences, fraudulent transfers, and other avoidance actions (collectively, the "Chapter 5 Actions"). Because the Debtors believe that creditors will be able to have substantially all of their claims paid in full under the Plan, the Debtors do not believe that it will be beneficial to the bankruptcy estates to seek monetary recoveries on account of Chapter 5 Actions. However, the Debtors intend to assign certain Chapter 5 Actions to the Purchaser and to preserve the Chapter 5 Actions solely for the purpose of using the Chapter 5 Actions as a defense under section 502(d) of the Bankruptcy Code to claims that are disputed.


                                      III.

                          SUMMARY OF THE DEBTORS' PLAN

         The principal provisions of the Plan are summarized below. This summary is a broad outline of the Plan and is qualified in its entirely by reference to the Plan, which is attached as an exhibit to this Disclosure Statement. As noted above, all capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Plan.

         The Plan designates certain classes of claims as outlined below. All claims are only allowed to (i) the extent the Court has approved them or (ii) there is no pending claim objection or adversary proceeding on file with regard to that claim.

A.       Description of Chapter 11


         Once a petition in bankruptcy is filed, actions to collect pre-petition indebtedness are stayed, and other contractual obligations may not be enforced against a debtor. These protections give debtors the opportunity to restructure their operations under court supervision and guarantee that all creditors will receive fair and equitable treatment. After the petition date, the debtors are given the opportunity to restructure their operations and may obtain credit, sell assets, and reject executory contracts and lease obligations, subject to court approval. Debtors may then propose a plan of reorganization to restructure their obligations. Substantially all liabilities of a debtor as of a petition date are subject to settlement under a plan of reorganization and are to be voted upon by all impaired classes of creditors and interest holders and approved by a Bankruptcy Court. The approval of a plan of reorganization allows a debtor to emerge from bankruptcy and to continue operating its business without continued court supervision.


Disclosure Statement                                                      Page 8

B.       Classification of Claims

         All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in Classes. The classification of Claims is made for purposes of voting on the Plan, making distributions hereunder, and for ease of administration. The manner for satisfying each Claim or Interest will depend on how the Claim or Interest is classified.

         1. Unclassified Claims

         Administrative Claims include certain types of Claims that arose after the Petition Date. Section 503 of the Bankruptcy Code establishes the following categories of claims that are treated as Administrative Claims:

         o actual and necessary costs and expenses of preserving the Debtors' estates, including wages, salaries, and commissions for services rendered after the Petition Date;

         o        certain taxes incurred by the Debtors' estates; and

         o compensation and reimbursement for Professionals under section 330(a) of the Bankruptcy Code.

         Priority Tax Claims are Claims for taxes that are given  priority under section 507(a)(8) of the Bankruptcy Code, including income taxes, property taxes, withholding taxes, employment taxes, excise taxes, and custom duties. The Debtors believe that these claims total $79,088.

         2. Classified Claims

         As required by the Bankruptcy Code, the Debtors have divided Claims and Interests in the following Classes:

         Class 1 - Unsecured Non-Tax Priority Claims.

         Class 1 consists of Unsecured Claims against the Debtors that are entitled to priority under sections 507(a)(3), 507(a)(4) and 507(a)(6) of the Bankruptcy Code but does not include Priority Tax Claims. This Class includes Claims for wages, salaries, or commissions, including vacation, severance, and sick leave pay earned by employees of the Debtors during the ninety days preceding the Petition Date, but only to the extent of $4,650 for each individual ("Employee Wage Claims"). In addition, this Class includes Claims for contributions to employee benefit plans of the Debtors arising from services rendered during the 180 days preceding the Petition Date, but only to the extent of the number of employees covered by such plans multiplied by $4,650, less the aggregate amount of Employee Wage Claims.

         On February 22, 2002, the Bankruptcy Court entered the Order Granting Debtors' Motion Pursuant to 11 U.S.C. ss.ss. 105(a) and 363(c) for Order Authorizing Payment in the Ordinary Course of Business of Prepetition Wages, Salaries, Employee Benefits and Reimbursable Business Expenses, which authorized the Debtors to pay pre-petition employee claims under section 507(a)(3) and (4) of the Bankruptcy Code, up to the statutory limit of $4,650, and the Debtors do

Disclosure Statement                                                      Page 9
not believe that any claims exist with respect to section 507(a)(6) of the Bankruptcy Code (consumer deposits). Therefore, the Debtors estimate that there will be no claims in this class.

         Class 2 - Secured Claims.

         Class 2 consists of Secured Claims against the Debtors. Such Claims generally consist of debts that are secured by equipment of the Debtors.

         The Debtors estimate that the claims in this class will total $181,924.37; however, it is possible that certain equipment leases could be characterized as conditional sales agreements or secured financings and that security deposits held by lessors, utility companies, and other parties could be included as Secured Claims. Although other liens may exist of which the Debtor is unaware, the Debtor believes such liens would be insubstantial, individually and in the aggregate.

         Class 3 - Convenience Claims.

         Class 3 consists of pre-bankruptcy Unsecured Claims against the Debtors of $2,500 or less, or which the holder elects to reduce its Claim to $2,500.

         Class 4 - General Unsecured Claims.

         Class 4 consists of pre-bankruptcy Unsecured Claims against the Debtors in excess of $2,500 that are not otherwise classified herein.

         A total of $22,965,300 in claims have been filed in the Bankruptcy Court. The Debtors are in the process of analyzing these claims; however, the Debtors estimate that a substantial portion of these claims will not be allowed. Approximately half of these claims ($11,047,687) relates to various lawsuits, which the Debtors will continue to contest. In addition, a number of these claims are contingent or duplicative and should therefore be disallowed.

         Class 5 - Equity Interests.

         Class 5 consists of holders of Existing Common Stock.

         Class 6 - Securities Litigation Claims.

         Class 6 consists of holders of Securities Litigation Claims, which consist of any claim arising from the purchase or sale of a security of the Debtors, including, but not limited to any claim on account of any award, if any, in Southland Securities Corporation et al. v. INSpire Insurance Solutions, Inc. et. al., N.D. Tex. (7-99CV-243-R); Larry Altobell and Lawrence J. Miller et. al. v. INSpire Insurance Solutions, Inc. et. al., N.D. Tex. (7-99CV-248-R), or Stacy B. and Rhonda K. Lofton et. al. v. INSpire Insurance Solutions, Inc. et. al., N.D. Tex. (7-00CV-001-R).

C.       Treatment Of Claims



Disclosure Statement                                                     Page 10

         1.  Unclassified Claims

         Administrative Claims.

         Administrative Claims are not impaired under the Plan. Allowed Administrative Claims will be paid in Cash in full as soon as reasonably practicable on the later of (a) the Effective Date or (b) the date that the Claim becomes an Allowed Claim. Requests for the payment of Administrative Claims (including Fee Claims) must be filed with the Bankruptcy Court and served no later than the Administrative Claims Bar Date, which will be sixty (60) days after the Effective Date. Failure to timely file such requests shall forever bar recovery of such amounts.

         Priority Tax Claims.

         Priority Tax Claims are not impaired under the Plan. Allowed Priority Tax Claims will be paid in Cash in full in full as soon as reasonably practicable on the later of (a) the Effective Date or (b) the date that the Claim becomes an Allowed Claim. The holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty (x) will be subject to treatment in Class 4 and
(y) the holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from the Trustee or the Trust.

         2.  Classified Claims

         Class 1 - Unsecured Non-Tax Priority Claims.

         Unsecured Non-Tax Priority Claims are not impaired under the Plan.

         Allowed Unsecured Non-Tax Priority Claims will be paid in Cash in full as soon as reasonably practicable on the later of (a) the Effective Date or (b) the date that the Claim becomes an Allowed Claim.

         Class 2 - Secured Claims.

         Secured Claims are impaired under the Plan.

         At the sole discretion of the Debtors, Allowed Secured Claims will either (a) receive the collateral securing the Secured Claim, (b) be Reinstated, or (c) be paid in Cash in full as soon as reasonably practicable on the later of
(i) the Initial Distribution Date or (ii) the date that the Claim becomes an Allowed Claim.

         Class 3 - Convenience Claims.

         Convenience Claims are impaired under this Plan.

         Allowed Convenience Claims will be paid in Cash in full as soon as reasonably practicable on the later of (a) the Initial Distribution Date or (b) the date that the Claim becomes an Allowed Claim.

Disclosure Statement                                                     Page 11

         Class 4 - General Unsecured Claims.

         General Unsecured Claims are impaired under this Plan.

         As discussed in section III.D.1 herein ("Means of Plan Implementation"), the Debtors anticipate selling substantially all of their assets to a third-party purchaser and will place the proceeds of this sale, along with any other remaining assets, into a trust. The trustee will liquidate any remaining assets, and after all Claims in Classes 1, 2, and 3 have been paid in full, the remaining cash proceeds (up to the aggregate amount of General Unsecured Claims) will be divided among holders of Allowed General Unsecured Claims on a pro rata basis (based on the amount of the Claim of each holder, as of the Distribution Record Date). See section III.D.4 herein ("Distributions"), for a summary of the distribution process.

         Class 5 - Equity Interests.

         Equity Interests are impaired under the Plan.

         In the event that the Claims in Classes 1, 2, 3, and 4 are paid in full, the remaining cash proceeds from the trust will be divided between holders of Existing Common Stock on a pro rata basis (based on the number of shares held by each holder, as of the Distribution Record Date).

         Class 6 - Securities Litigation Claims.

         Securities Litigation claims are impaired under the Plan.

         In the event that any Securities Litigation Claims are Allowed, the Trustee shall seek to subordinate such claims pursuant to section 510(b) of the Bankruptcy Code. Allowed Securities Litigation Claims shall have such priority as determined by the Bankruptcy Court, and on the Final Distribution Date, after holders of claims in all senior Classes are paid in full, holders of Allowed Securities Litigation Claims shall receive a Pro Rata portion of the remaining Trust Assets, up to the amount of their Allowed Claims.

D.       Means of Plan Implementation

         Under the Plan, the Debtors intend to sell their operating assets and assign a number of unexpired leases and executory contracts to a third party purchaser. The cash proceeds of the sale, along with the remaining assets, will be transferred to a trust. The trustee will be responsible for any unsold assets, objecting to claims, and making distributions to creditors (and to equity interest holders in the event that creditors are paid in full).

         1.  Terms of the Sale

         On July 24, 2002, the Debtors and CGI Group, Inc. (the "Purchaser") executed that certain letter of intent attached hereto as Exhibit "B" (the "Letter of Intent"). Under the terms of the Letter of Intent, the Purchaser will purchase substantially all of the Debtors' assets, free and clear of all liens, claims, and encumbrances, and will assume certain of the Debtors' liabilities

Disclosure Statement                                                     Page 12

(up to $14,000,000 in assumed liabilities). In addition, the Purchaser will purchase the causes of action under chapter 5 of the Bankruptcy Code which can be asserted against certain key employees, customers, or vendors of the Debtors.

         In exchange, the Purchaser will pay the Debtors up to $8,200,000 in cash (the "Cash Purchase Price"). The Cash Purchase Price is based on the assumption that the "Net Asset Value" (as defined in the Letter of Intent) will be $7,000,000 (the "Assumed Net Asset Value"). Seven business days prior to the closing of this transaction, the Debtors will deliver to the Purchaser a revised estimate of the Net Asset Value (the "Estimated Net Asset Value"). The Cash Purchase Price will be adjusted (upward or downward, as appropriate) by the amount that the Estimated Net Asset Value differs from the Assumed Net Asset Value; provided, however, that no adjustment will be made to the extent that the Estimated Net Asset Value exceeds $8,400,000.

         On the closing of this transaction, 25% of the Cash Purchase Price with be deposited by the Purchaser into an account (the "Escrow Account") with an escrow agent selected by the Purchaser but reasonably acceptable to the Debtors. For nine months after the closing of this transaction, the Purchaser will be able to draw upon the Escrow Account to satisfy any post-closing adjustments to the Net Asset Value or any damages suffered by the Purchaser in conjunction with this transaction. After the expiration of this nine-month period, the escrow agent will release the to the remaining proceeds of the Escrow Account.

         As required by the Letter of Intent, the Debtors have filed a motion, requesting that the Bankruptcy Court enter an order to establish certain procedures with respect to this sale (the "Buyer Protection Order"). The Letter of Intent contemplates that the Buyer Protection Order will give the Purchaser the right to receive a $325,000 break-up fee in the event that the transaction does not close on or before November 15, 2002 (unless such deadline is extended) for any reason other than a material default by the Purchaser. In addition, the Buyer Protection Order is to provide that the Debtors are not to solicit competing bids but may provide confidential information to potential bidders under certain circumstances.

         2.  Unexpired Leases and Executory Contracts

         The Definitive Purchase Agreement shall identify those unexpired leases and executory contracts which will be assumed by the Debtors and assigned to the Purchaser, as of the Effective Date. All other unexpired leases and executory contracts of the Debtors will be rejected, as of the Effective Date. The Debtors anticipate that all customer contracts will be assumed and assigned and will work with all outsourcing customers to provide a smooth transition of their agreements.

         Any Cure Amount Claims relating to unexpired leases and executory contracts which will be assumed will be paid by the Purchaser.

         Any creditor asserting Rejection Claims arising from the rejection of unexpired leases or executory contracts will be required to file a proof of claim prior to the Rejection Claim Bar Date, and the failure to timely file a proof of claim will forever bar the creditor from recovering on account of the Rejection Claim. Allowed Rejection Claims will be treated as Class 4 General Unsecured Claims.

Disclosure Statement                                                     Page 13

         3.  Trust

         Upon the closing of the sale to the Purchaser, the Trust will be formed, and the cash proceeds from the sale and any remaining assets of the Debtors will be transferred to the Trust.

         Michael G. Lawrence of NACM SW (the " Trustee") is proposed to be the initial trustee for the Trust.

         The Trustee shall be entitled to hire professionals and shall liquidate any assets which are not transferred to the Purchaser. The proceeds from the liquidation of such assets, along with the cash proceeds from the sale to the Purchaser shall be used to make distributions to creditors.

         4.  Distributions

         Holders of Administrative Claims and Priority Tax Claims, along with creditors in Class 1 Unsecured Non-Tax Priority Claims, Class 2 Secured Claims (to the extent that the Debtors elect to retain the respective collateral) and Class 3 Convenience Claims, shall be paid in full as soon as reasonably practicable after the later of the Effective Date or the date that the Claim becomes an Allowed Claim.

         Holders of Class 4 General Unsecured Claims will receive an initial distribution from the Distribution Funds (which shall equal the amount of cash in the Trust, less any amounts needed to satisfy the Claims in Classes 1, 2, and 3 in full and any expenses which are estimated to be incurred to satisfy the implementation of the Plan) on the Initial Distribution Date. The Initial Distribution Date shall be a date, as determined by the Trustee, as soon as reasonably practicable after the Effective Date. In the event that the Trustee reasonably determines that interim distributions between the Initial Distribution Date and the Final Distribution Date would be practicable, taking into consideration the status of claims objections and whether the Trust has obtained additional Cash, the Trustee shall determine the dates for such interim distributions (the "Interim Distribution Dates"). The Trustee shall obtain approval by the Bankruptcy Court prior to making any distributions.

         On the Initial Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a percentage of the distribution equal to the amount of its Allowed Claim divided by the sum of all Class 4 Claims (including Disputed Claims) and any other Claims which the Trustee estimates may be filed (such as Rejection Claims). On the Interim Distribution Dates, each holder of an Allowed General Unsecured Claim (including those which previously received distributions and those which had their Claims Allowed since the preceding distribution) shall receive distributions from the Distribution Funds, such that each holder of an Allowed General Unsecured Claim shall have received a percentage of the aggregate distributions equal to the amount of its Allowed Claim divided by the sum of all Class 4 Claims (including Disputed Claims) and any other Claims which the Trustee estimates may be filed (such as Rejection Claims). In determining the amount of such distributions, the Trustee shall make conservative estimates and shall reserve enough of the Distribution Funds to provide that, as of the Final Distribution Date, each holder of an Allowed General Unsecured Claim shall have received a Pro Rata portion of the Distribution Funds.


Disclosure Statement                                                     Page 14

         On the Final Distribution Date, after satisfying all expenses incurred in implementing the Plan and after satisfying all Claims in Classes 1, 2, and 3 in full, the Trustee shall distribute all remaining Distribution Funds to the holders of Allowed General Unsecured Claims in a manner that provides each holder of an Allowed General Unsecured Claim shall have received a Pro Rata portion of the Distribution Funds, up to the amount of its Allowed Claims. In the event that the Trustee is able to satisfy all Claims in Classes 1, 2, 3, and 4 in full, all remaining Distribution Funds shall be distributed Pro Rata to holders of Existing Common Stock. In such an event, each holder of Existing Common Stock shall receive a percentage of the remaining Distribution Funds equal to the percentage of shares of outstanding Existing Common Stock held as of the Distribution Record Date.

         5.  Claim Objections

         The Trustee shall have the duty to object to Claims and to prosecute such objections, as appropriate. After the Effective Date, only the Trustee shall have the right to object to Claims.

         6.  Litigation

         Under the Letter of Intent, certain Chapter 5 Actions which can be asserted against certain key employees, customers, or vendors of the Debtors will be assigned to the Purchaser. With respect to the remaining Chapter 5 Actions, the Trustee shall only pursue such causes of action against creditors who are the subject of claim objections, and such causes of action shall be preserved only to allow the Trustee to disallow such claims pursuant to 11 U.S.C. ss. 502(d). The Trustee shall not pursue Chapter 5 Actions for the purpose of increasing the amount of proceeds for the Trust.

         All remaining claims and causes of action of the Debtors shall be transferred to the Trust, and the Trustee shall have the right to prosecute such claims and causes of action or to assert such claims and causes of action as counterclaims against Claimants.

E.       Effects of Confirmation

         1.  Discharge

         Except as provided in the Plan or in the order confirming the Plan, the rights afforded under the Plan and the treatment of claims and interests under the Plan will be in exchange for and in complete satisfaction, discharge, and release of all claims and termination of all interests arising on or before the effective date of the Plan. All entities that have held, currently hold, or may hold a claim or other debt or liability that is discharged or an interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any actions on account of any such discharged claims, debts or liabilities, or terminated Interests or rights.

         As of the Effective Date, in consideration for the obligations of the Debtors under the Plan, (a) each holder of a claim that votes in favor of the Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted, each entity that has held, holds, or may hold a claim or at any time was a creditor or equity security holder of either of the Debtors and that does not vote on the Plan or votes against the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities

Disclosure Statement                                                     Page 15

(other than the right to enforce the Debtors' obligations under the Plan and the contracts, instruments, releases, agreements, and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity, or otherwise, that are based in whole or in part on any act, omission, transaction, or other occurrence taking place on or prior to the effective date of the Plan in any way relating to a Debtor or the Plan that such entity has, had, or may have against any of the Debtors, the Committee, the members of the Committee and each of their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors, and agents, acting in such capacity (which release will be in addition to the discharge of claims and termination of interests provided in the Plan and under the Confirmation Order and the Bankruptcy Code).

         2. Substantive Consolidation

         For purposes of implementing the Plan, confirmation of the Plan is conditioned upon the approval by the Bankruptcy Court of a substantive consolidation of the Debtors. Substantive consolidation is an equitable remedy in bankruptcy, which results in the pooling of the assets and liabilities of a debtor with one or more other debtors solely for purposes of distributions to creditors and voting on and treatment under a plan of reorganization. The Debtors believe that the circumstances involving the Debtors justify such an action. Pursuant to such substantive consolidation: (a) all assets and liabilities of the Debtors will be deemed merged; (b) all guarantees by one of the Debtors of the obligations will be deemed eliminated so that any claim against any of the Debtors will be deemed one obligation of the consolidated Debtors; and (c) each and every claim filed against any of the Debtors will be deemed filed against the consolidated Debtors and will be deemed one claim against and a single obligation of the consolidated Debtors.

         There are no definitive rules as to when substantive consolidation will be ordered. Factors relied upon by bankruptcy courts in approving a substantive consolidation have included (a) whether the debtors are interrelated entities operating under a common parent for tax and business purposes, (b) whether creditors have dealt with the debtors as a single economic unit, (c) the absence of substantial prejudice to particular creditors arising from a substantive consolidation, (d) whether corporate formalities have been followed, (e) whether assets and records have not been kept separate, (f) whether there are intercompany guarantees of loans and other matters and (g) whether a consolidation will benefit all creditors. No single factor is determinative. The Debtors believe that these factors support a substantive consolidation of the Debtors under the current circumstances. No assurance can be given, however, that the Bankruptcy Court will approve the proposed substantive consolidation of the Debtors.

         3. Retention of Jurisdiction

         Notwithstanding the entry of the order confirming the Plan and the occurrence of the effective date of the Plan, the Bankruptcy Court will retain jurisdiction as is legally permissible, including jurisdiction to:

          o Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any claim or interest, including the resolution of any

Disclosure Statement                                                     Page 16
                    request for payment of any administrative claim and the resolution of any objections to the allowance, priority or classification of claims or interests;

          o Grant or deny any applications for allowance of compensation or reimbursement of expenses of professionals authorized pursuant to the Bankruptcy Code or the Plan;

          o Resolve any matters related to the assumption, assumption and assignment, or rejection of any unexpired lease or executory contract to which any of the Debtors is a party and to hear, determine, and, if necessary, liquidate any claims arising therefrom;

          o         Ensure that  distributions  to holders of allowed claims and
                    allowed   interests   are   accomplished   pursuant  to  the
                    provisions of the Plan;

          o         Decide  or  resolve  any  motions,   adversary  proceedings,
                    contested, or litigated matters and any other matters, and grant or deny any applications involving the Debtors;

          o Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement, or the order confirming the Plan;

          o Resolve any cases, controversies, suits, or disputes that may arise in connection with or the consummation, interpretation, or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is entered into or delivered pursuant to the Plan or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

          o Modify the Plan pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the order confirming the Plan, or any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, or the Order confirming the Plan; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Order confirming the Plan, or any contract, instrument, release, or other agreement or document entered into, delivered, or created in connection with the Plan, the Disclosure Statement, or the Order confirming the Plan, in such manner as may be necessary or appropriate to consummate the Plan;

          o Issue injunctions, enforce the injunctions contained in the Plan and the Order confirming the Plan, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation, or enforcement of the Plan or the Order confirming the Plan;

          o Enter and implement such orders as are necessary or appropriate if the Order confirming the Plan is for any reason or in any respect modified, stayed, reversed, revoked, or vacated or distributions pursuant to the Plan are enjoined or stayed;

Disclosure Statement                                                     Page 17

          o Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Order confirming the Plan, or any contract, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, or the Order confirming the Plan;

          o         Enter final decrees upon request; and

          o Determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code, including any disputed claims for taxes.

                                      IV.

                          RISK FACTORS TO BE CONSIDERED

         The following is intended as a nonexclusive summary of certain risks associated with the Plan. In addition, holders of claims and interests should review the Plan. Each claimant is encouraged to supplement this summary with his own analysis and evaluation of the Plan and the Disclosure Statement as a whole and to consult with such person's advisors.

A.       Contingencies Related to the Sale of Assets

         Pursuant to the Letter of Intent, the obligation of the Purchaser to consummate the purchase of the Debtors' assets is subject to various conditions and can be terminated under certain circumstances.

B.       Amount of Claims

         Although the Debtors have conducted an investigation of the claims to determine a reasonable estimate of the amount of claims that will be Allowed, there is no guarantee that these estimates are completely accurate. The amount of Allowed Claims could be more or less than the estimated amount depending on the resolution of litigation. Because creditors will receive a pro rata portion of the cash proceeds from the Trust, a variation in the amount of claims could affect the recovery of creditors.

Disclosure Statement                                                     Page 18

                                       V.

                        FEDERAL INCOME TAX CONSIDERATIONS
                       OF THE PLAN TO UNSECURED CREDITORS

         The following discussion summarizes certain of the significant federal income tax consequences of the transactions proposed in the Plan. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury Regulations promulgated thereunder, judicial decisions and current Internal Revenue Service ("IRS") administrative positions. Any change in the foregoing authorities may be applied retroactively in a manner that could adversely affect the unsecured creditors. Special considerations not described herein may be applicable to certain classes of taxpayers, such as foreign persons, financial institutions, broker-dealers, life insurance companies, and tax-exempt organizations. Also, there may be state, local or foreign tax considerations applicable to the claimants.

         No ruling will be sought from the IRS with respect to any of the tax aspects of the Plan. Consequently, there can be no assurance that the treatment set forth in this Disclosure Statement will be accepted by the IRS. An opinion of counsel has neither been sought nor obtained with respect to the tax aspects of the Plan.

          THE DISCUSSION SET FORTH IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR GENERAL INFORMATION ONLY. CLAIMANTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE PLAN.

         Under the Plan, a claimant will recognize a taxable loss (or gain) to the extent the amount realized by the claimant in respect of his claim, excluding accrued interest, is less (or greater) than the claimant's tax basis in the claim, excluding any claim for accrued interest. The amount realized by a claimant should be equal to the amount of cash received pursuant to the Plan.

         The tax character of a claimant's loss (or gain) as capital or ordinary will be determined by a number of factors, including the tax status of the claimant, whether such obligation was purchased with original issue discount, and whether and to what extent the claimant has previously claimed a bad debt deduction.

          EACH CLAIMANT SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE PLAN UNDER FEDERAL, STATE AND LOCAL TAX LAWS.

Disclosure Statement                                                     Page 19

                                      VI.

                     ACCEPTANCE AND CONFIRMATION OF THE PLAN

A.       Confirmation Hearing

         The Court has scheduled a hearing on confirmation of the Plan to commence on __________________ at ______ __.m. That hearing will be held at 510 West 10th Street, Fort Worth, Texas, before Judge D. Michael Lynn. At that hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including the Plan is feasible, and whether the Plan is in the best interest of the claimants. At that time, the Debtors will submit a report to the Court concerning the votes for acceptance and rejection of the Plan by the parties entitled to vote.

         The hearing on confirmation may be adjourned from time to time by the court without further notice, except for an announcement made at the hearing or any adjournment thereof.

         Section 1128(b) provides that any party in interest may object to confirmation of the Plan. Any objections to the Plan must be made in writing and filed with the court and served on all parties required to be given notice (including but not necessarily limited to the following persons) no later than __________________, at 4:00 p.m., Dallas Time shall serve and file objections on or before upon:

                           Lynnette R. Warman
                           JENKENS & GILCHRIST,
                           A  Professional  Corporation
                           1445  Ross Avenue, Suite 3200
                           Dallas, Texas 75202-2711
                           (214) 855-4500

                           ATTORNEYS FOR THE DEBTORS

         Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE COURT.

B.       Requirements to Confirmation

         At the hearing on Confirmation, the Bankruptcy Court will determine whether the provisions of section 1129 of the Bankruptcy Code have been satisfied. If all of the provisions of section 1129 are met, the Bankruptcy Court may enter orders confirming the Plan. The Debtors believe that the Plan satisfies all the requirements of section 1129, including that:

Disclosure Statement                                                     Page 20

          o the Plan complies with the applicable provisions of the Bankruptcy Code (see section 1129(a)(1)), including section 1123, which specifies the mandatory contents of a plan, and section 1122, which requires that claims and interests be placed in classes with "substantially similar" claims and interests;

          o the Debtors comply with the applicable provisions of the Bankruptcy Code (section 1129(a)(2));

          o the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law (section 1129(a)(3));

          o the disclosure(s) required by section 1125 of the Bankruptcy Code have been made;

          o the Plan has been accepted by the requisite votes of creditors and equity interest holders (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code);

          o the Plan is feasible and confirmation of the Plan will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors;

          o the Plan is in the "best interests" of all holders of claims or interests in an impaired class by providing to creditors or interest holders on account of such claims or interests property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a claim or interest in such class has accepted the Plan;

          o all fees and expenses payable under 28 U.S.C.ss. 1930, as determined by the Bankruptcy Court, have been paid or the Plan provides for the payment of such fees;

          o the Plan provides for the continuation of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to confirmation pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the Debtors has obligated itself to provide such benefits; and

          o the disclosures required under section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers, directors, and voting trustees have been made.

         The Debtors believe that all of these requirements have been satisfied and urge all creditors to support the Plan.

C.       Acceptance of the Plan

         A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote
(and  are  entitled  to  vote)  to  accept  or to  reject  a plan  count in this

Disclosure Statement                                                     Page 21
tabulation. In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class.

         The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, the Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (a) is "fair and equitable" and (b) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan.

D.       Alternatives to Confirmation

         The Debtors believe that the Plan is the best option for maximizing the recovery of holders of Claims and Interests and believe that the following alternatives to the Plan will result in less favorable outcomes for all parties.

          1. Continuation of Cases. The Debtors believe that the Plan provides the claimants with the greatest and earliest possible return that can be realized on their respective claims. The Plan is being proposed as an alternative to a long and expensive bankruptcy or to a brief and predictable chapter 7 liquidation. In the traditional chapter 11 case for a large public company, the plan often unfolds over two to three years. However under the facts and circumstances of these cases, the Debtors do not believe that it is feasible to continue operating in bankruptcy and believe that it is necessary to confirm a plan as quickly as possible.

          2. Chapter 7 Liquidation. If Plan is not confirmed, these cases may be converted to chapter 7 cases. In liquidation cases under chapter 7 of the Bankruptcy Code, a trustee or trustees would be elected or appointed to liquidate the assets of the Debtors. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. A straight liquidation bankruptcy or "chapter 7 case" requires liquidation of the Debtors' assets by an impartial trustee. In a chapter 7 case, the amount unsecured creditors receive depends upon the net estate available after all assets of Debtors have been reduced to cash.

         The Debtors believe that a chapter 7 trustee will not be able to realize as much from a liquidation as the Debtors will be able to realize from a sale to the Purchaser. Under such a liquidation, a chapter 7 trustee will be required to liquidate the assets as expeditiously as possible, which will probably not result in a "going concern" sale of the Debtors' assets, but such assets will probably be sold in a piecemeal fashion, thereby resulting in a less favorable outcome.

         The cash realized from liquidation of each of the Debtors' assets would be distributed in accordance with the order of distribution prescribed in section 726 of the Bankruptcy Code. Whether a bankruptcy case is one under chapter 7 or chapter 11, secured claims, administrative claims, and priority claims are entitled to be paid in cash and in full before unsecured creditors receive any funds.


Disclosure Statement                                                     Page 22

         If the cases were converted to cases under chapter 7 of the Bankruptcy Code, the present priority claims may have a priority lower than priority claims generated by the chapter 7 case, such as the chapter 7 trustee's fee or the fees of attorneys, accountants, and other professionals the trustee may engage. Conversion to chapter 7, then, would create an additional layer of priority claims.

         In a chapter 7 liquidation case, a fully secured creditor would be entitled to full payment, including interest, from the proceeds of sale of the secured creditor's collateral, provided the realized value of the collateral is sufficient to pay both the principal and interest. A secured creditor whose collateral is insufficient to pay its secured claim in full will be entitled to assert an unsecured claim for its deficiency and share with unsecured creditors.

         In the event these cases were converted to ones under chapter 7, the Bankruptcy Court would appoint a trustee to liquidate the assets of the Debtors and to distribute the proceeds as described immediately above. The chapter 7 trustee would be entitled to receive compensation under section 326 of the Bankruptcy Code. The trustee's fee would not exceed 25% on the first $5,000 or less, 10% on any amount in excess of $5,000, but not in excess of $50,000, and 5% on any amount in excess of $50,000 but not in excess of $1,000,000, and 3% on any amount in excess of $1,000,000 upon all monies disbursed or turned over in the case by the trustee to parties in interest, excluding the Debtors, but including holders of secured claims. The trustee's fees would be paid as a cost of administration and may be paid in full prior to the costs and expenses incurred in a chapter 11 case and prior to any payment to unsecured creditors.

         It is also highly likely that the chapter 7 trustee will retain his or her own attorneys and accountants, and perhaps other professionals such as appraisers, whose fees would also constitute priority claims in a chapter 7 case, with a priority that may be higher than those claims arising under a chapter 11 case.

                                      VII.

                               VOTING INSTRUCTIONS

A.       Ballots and Voting Procedures

         The Plan has been distributed to you simultaneously with the Disclosure Statement. Accompanying the Plan is a ballot and a notice of hearing on confirmation of the plan. A hearing on acceptance and Confirmation of the Plan has been set for _________________, at _____ __.m. before the Honorable D. Michael Lynn in the United States Bankruptcy Court, 510 West 10th Street, Fort Worth, Texas.

         To vote on the Plan, indicate on the enclosed respective ballot whether you accept or reject the Plan. Return the completed ballots to the following address:

          Ballots must be received at the above address by 5:00 p. m. Central Standard Time on ____.

         BALLOTS MAY BE RECEIVED BY TELECOPY OR OTHER FACSIMILE TRANSMISSION.


Disclosure Statement                                                     Page 23

         ALTHOUGH YOU MAY HOLD CLAIMS IN MORE THAN ONE CLASS, YOU WILL ONLY RECEIVE A BALLOT IF YOU HAVE A CLAIM OR AN INTEREST IN AN IMPAIRED CLASS. YOU SHOULD VOTE THE BALLOT YOU RECEIVE. IF THE PLAN IS CONFIRMED AND BECOMES EFFECTIVE, ANY PREPETITION CLAIMS WHICH YOU HELD AGAINST THE DEBTORS SHALL BE RELEASED.

B.       Parties Entitled to Vote

         ONLY CLAIMS AND INTERESTS IN IMPAIRED CLASSES ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. ALL OTHER CLASSES ARE UNIMPAIRED UNDER THE PLAN AND, ACCORDINGLY, ARE NOT ENTITLED TO VOTE WITH RESPECT TO ACCEPTANCE OR REJECTION OF THE PLAN.

C.       Vote Required for Class Acceptance of the Plan

         As a condition to confirmation, the Bankruptcy Code requires that each impaired Class of Claims or Interests accept the Plan, subject to the exceptions above. At least one impaired Class of Claims must accept the Plan in order for the Plan to be confirmed.

         Section 1126 of the Code defines acceptance of a plan by a class of claims as acceptance by holders of two-thirds in dollar amount and a majority in number of claims of that class, in both cases counting those claims which are actually voting to accept or reject the plan. The Code defines acceptance of a plan by a class of interests as acceptance by two-thirds in amount of the allowed interests of such class held by holders of such interests actually voting to accept or reject the plan. Holders of claims or interests which fail to vote are not counted as either accepting or rejecting a plan.

         Classes of claims or interests that are not "impaired" under a plan are deemed, as a matter of law, to have accepted the plan and therefore are not permitted to vote for such plan.

          VOTES TO  ACCEPT  THE PLAN ARE  BEING  SOLICITED  ONLY  FROM  IMPAIRED
CLASSES.


Disclosure Statement                                                     Page 24

                                      INSPIRE INSURANCE SOLUTIONS


                                      ------------------------------------------
                                      Richard J. Marxen
                                      Chief Executive Officer



                                      INSPIRE MANAGEMENT, INC.


                                      ------------------------------------------
                                      Richard J. Marxen
                                      Chief Executive Officer








Disclosure Statement                                                     Page 25

                                          JENKENS & GILCHRIST, P.C.
                                          1445 Ross Avenue, Suite 3200
                                          Dallas, Texas  75202-2711
                                          (214) 855-4500


                                          --------------------------------------
                                          Lynnette R. Warman
                                          State Bar No. 20867940
                                          John N. Schwartz
                                          State Bar No. 00797397
                                          Mark C. Alfieri
                                          State Bar No. 24001637
                                          Martha Allen
                                          State Bar No. 00786945

                                          ATTORNEYS FOR THE DEBTORS AND
                                          DEBTORS IN POSSESSION













Disclosure Statement                                                     Page 26